CONTACTS:	Rodney C. Sacks
Chairman and Chief Executive Officer
(951) 739-6200

Hilton H. Schlosberg
Vice Chairman
(951) 739-6200

Roger S. Pondel / Judy Lin Sfetcu
PondelWilkinson Inc.
(310) 279-5980

HANSEN NATURAL REPORTS FOURTH QUARTER AND

FULL YEAR FINANCIAL RESULTS FOR 2007

-- Record Fourth Quarter Net Sales Rise 63% to $247 million;

Net Income for the Fourth Quarter Jumps 103% to $45 million;

Gross Sales for the Year Exceed $1.0 billion --

Corona, CA – February 28, 2008 – Hansen Natural Corporation (NASDAQ:HANS) today reported record sales and profits for the fourth quarter and year ended December 31, 2007.

Gross sales for the fourth quarter increased 61.5 percent to $277.3 million, from $171.7 million a year earlier. Net sales for the fourth quarter increased 63.0 percent to $246.6 million from $151.3 million a year ago.

Gross profit as a percentage of net sales for the 2007 fourth quarter decreased to 51.0 percent, from 53.1 percent in the comparable 2006 quarter.

Operating income for the fourth quarter increased 81.1 percent to $64.6 million from $35.7 million a year ago. Operating income for the fourth quarter, excluding the identified items described below, increased 49.7 percent to $63.1 million from $42.1 million a year ago. The Company reported an effective tax rate for the fourth quarter of 33.3 percent compared to 39.5 percent last year.

Net income for the 2007 fourth quarter increased 103.1 percent to $45.1 million, or $0.45 per diluted share, from $22.2 million, or $0.23 per diluted share last year.

Gross sales for the year ended December 31, 2007 increased 47.3 percent to $1,025.8 million from $696.3 million a year earlier. Net sales for the year ended December 31, 2007 increased 49.3 percent to $904.5 million from $605.8 million a year ago.

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Gross profit as a percentage of net sales was 51.7 percent for 2007, compared with 52.3 percent for 2006.

Operating income for the year ended December 31, 2007 increased 45.7 percent to $231.0 million from $158.6 million a year ago. Operating income for the year ended December 31, 2007, excluding the identified items described below, increased 45.5 percent to $254.1 million from $174.6 million a year ago. The Company reported an effective tax rate for the year of 37.7 percent compared to 39.6 percent last year.

Net income for the year ended December 31, 2007 increased 52.5 percent to $149.4 million, or $1.51 per diluted share, from $97.9 million, or $0.99 per diluted share, last year.

Rodney C. Sacks, chairman and chief executive officer, said that the record revenues reflected continued strong sales of Monster Energy® brand energy drinks as well as the Java Monster™ line of non-carbonated dairy based coffee drinks (introduced in April 2007) and Monster M-80 energy (introduced in March 2007). “We are excited by the launch in December 2007 of the five new Java Monster™ line extensions as well as the launch of our new Monster Heavy Metal™ (introduced in November 2007) and Monster MIXXD™ (introduced in December 2007). We are extremely pleased by the reception both from the trade and consumers to our new line extensions.

“The energy category continues to show strong growth and the Monster Energy® brand continues to grow in excess of the overall category growth,” Sacks said. Also, Mr. Sacks noted that fourth quarter sales benefited from purchases made by customers in anticipation of the price increase, effective January 1, 2008, in both the 16-ounce Monster Energy® and the Java Monster™ lines.

Certain Identified Items

In connection with the transition of certain of the Company’s distribution arrangements, the Company incurred termination costs amounting to $0.2 million and $3.0 million for the three -months and $15.3 million and $12.7 million for the twelve-months ended December 31, 2007 and 2006, respectively, to certain of its prior distributors, who have been replaced by newly appointed Anheuser-Busch distributors. Such termination costs have been expensed in full and are included in operating expenses for the three- and twelve-months ended December 31, 2007 and 2006.

Non-refundable amounts totaling $21.0 million and $20.9 million were recorded by the Company related to such newly appointed Anheuser-Busch distributors for the costs of terminating its prior distributors in the twelve-months ended December 31, 2007 and 2006, respectively. Such payments and commitments have been accounted for as deferred revenue, and are being recognized as revenue ratably over the anticipated 20-year life of the respective Anheuser-Busch distribution agreements. Revenue recognized was $0.5 million and $0.3 million for the three-months ended December 31, 2007 and 2006, respectively. Revenue recognized was $1.9 million and $0.4 million for

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the year ended December 31, 2007 and 2006, respectively. The anticipated Anheuser-Busch distribution transition arrangements have now largely been completed.

In connection with the Company’s special investigation of stock option grants and granting practices, related litigation and other related matters, the Company incurred professional service fees of $9.8 million (net of $2.5 million insurance reimbursements) and $3.8 million for the twelve-months ended December 31, 2007, and 2006 respectively, which have also been fully expensed in the respective periods.

                 The following table summarizes the identified items discussed above for the three and twelve-months ended December 31, 2007 and 2006:

	Three-Months Ended		Twelve-Months Ended
	December 31,		December 31,
	2007	2006	2007	2006
	(In Thousands)	(In Thousands)	(In Thousands)	(In Thousands)
Deferred Revenue:
Receipts from newly appointed Anheuser-Busch distributors	$ (107)	$ 8,525	$ 21,029	$ 20,851

Recognized Revenue	$ 526	$ 261	$ 1,916	$ 411

Operating Expenses:
Termination payments to prior distributors	$ 244	$ 2,974	$ 15,266	$ 12,728
Professional fees associated with the review of stock option grants and granting practices, related litigation and other related matters	$ (1,240)¹	$ 3,753	$ 9,760¹	$ 3,753

¹net of $2.5 million insurance reimbursements

The Company will host an investor conference call on February 28, 2008 at 2:00 p.m. Pacific Time (5:00 p.m. Eastern Time). The conference call will be open to all interested investors through a live audio web broadcast via the internet at www.hansens.com and www.opencompany.info. For those who are not able to listen to the live broadcast, the call will be archived for approximately one year on both websites.

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Hansen Natural Corporation

Based in Corona, California, Hansen Natural Corporation markets and distributes Hansen’s® Natural Sodas and Sparkling beverages, Signature Sodas, fruit juice Smoothies, Energy drinks, multi-vitamin juice drinks in aseptic packaging, Junior Juice® juice, iced teas, apple juice and juice blends, Blue Sky® brand beverages, Monster Energy® brand energy drinks, Java Monster™ line of non-carbonated dairy based coffee drinks, Lost® Energy™ brand energy drinks, Joker Mad Energy™, Unbound Energy® and Ace™ Energy brand energy drinks, Rumba™ brand energy juice, and Fizzit™ brand powdered drink mixes. For more information visit www.hansens.com and www.monsterenergy.com.

Gross sales, although used internally by management as an indicator of operating performance, should not be considered as an alternative to net sales, which is determined in accordance with accounting principles generally accepted in the United States of America (“GAAP”), and should not be used alone as an indicator of operating performance in place of net sales. Additionally, gross sales may not be comparable to similarly titled measures used by other companies as gross sales has been defined by our internal reporting requirements. However, gross sales is used by management to monitor operating performance including sales performance of particular products, salesperson performance, product growth or declines and our overall performance. The use of gross sales allows evaluation of sales performance before the effect of any promotional items, which can mask certain performance issues. Management believes the presentation of gross sales allows a more comprehensive presentation of our operating performance. Gross sales may not be realized in the form of cash receipts as promotional payments and allowances may be deducted from payments received from customers.

Certain statements made in this announcement may constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, regarding the expectations of management with respect to revenues and profitability. Management cautions that these statements are qualified by their terms or important factors, many of which are outside of the control of the Company, that could cause actual results and events to differ materially from the statements made herein, including, but not limited to, the following: changes in consumer preferences; changes in demand that are weather related, particularly in areas outside of California; competitive pricing and/or marketing pressures; activities and strategies of competitors; changes in the price and/or availability of raw materials for the Company’s products; the availability of production and/or suitable facilities; the marketing efforts of the distributors of the Company’s products, most of which distribute products that are competitive with the products of the Company; the introduction of new products, as well as unilateral decisions that may be made by grocery and/or convenience chain stores, specialty chain stores, club stores and other customers to discontinue carrying all or any of the Company’s products that they are carrying at any time; and other risks detailed from time to time in the Company’s reports filed with the Securities and Exchange Commission. The Company’s actual results could differ materially from those contained in the forward-looking statements. The Company assures no obligation to update any forward-looking statements.

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HANSEN NATURAL CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

For the Three Months and Year End December 31, 2007 and 2006

(In Thousands, Except Per Share Amounts) (Unaudited)

	Three-Months Ended		Twelve-Months Ended
	December 31		December 31
	2007	2006	2007	2006

GROSS SALES, net of discounts and returns*	$ 277,299	$ 171,745	$ 1,025,795	$ 696,322

LESS: PROMOTIONAL AND OTHER ALLOWANCES**	30,661	20,401	121,330	90,548

NET SALES	246,638	151,344	904,465	605,774

COST OF SALES	120,897	70,922	436,452	289,180

GROSS PROFIT	125,741	80,422	468,013	316,594

OPERATING EXPENSES	61,169	44,765	237,027	158,015

OPERATING INCOME	64,572	35,657	230,986	158,579

INTEREST AND OTHER INCOME, net	3,033	1,039	8,770	3,660

INCOME BEFORE PROVISION FOR INCOME TAXES	67,605	36,696	239,756	162,239

PROVISION FOR INCOME TAXES	22,505	14,495	90,350	64,290

NET INCOME	$ 45,100	$ 22,201	$ 149,406	$ 97,949

NET INCOME PER COMMON SHARE:
Basic	$ 0.49	$ 0.26	$ 1.64	$ 1.09
Diluted	$ 0.45	$ 0.23	$ 1.51	$ 0.99

WEIGHTED AVERAGE NUMBER OF SHARES OF COMMON STOCK AND COMMON STOCK EQUIVALENTS:
Basic	92,925	90,052	91,178	89,936
Diluted	99,512	97,979	98,874	98,586

* Gross sales, although used internally by management as an indicator of operating performance, should not be considered as an alternative to net sales, which is determined in accordance with GAAP, and should not be used alone as an indicator of operating performance in place of net sales. Additionally, gross sales may not be comparable to similarly titled measures used by other companies as gross sales has been defined by our internal reporting requirements. However, gross sales is used by management to monitor operating performance including sales performance of particular products, salesperson performance, product growth or declines and our overall performance. The use of gross sales allows evaluation of sales performance before the effect of any promotional items, which can mask certain performance issues. Management believes the presentation of gross sales allows a more comprehensive presentation of our operating performance. Gross sales may not be realized in the form of cash receipts as promotional payments and allowances may be deducted from payments received from customers.

**Although the expenditures described in this line item are determined in accordance with GAAP and meet GAAP requirements, the disclosure thereof does not conform with GAAP presentation requirements. Additionally, the presentation of promotional and other allowances may not be comparable to similar items presented by other companies. The presentation of promotional and other allowances facilitates an evaluation of the impact thereof on the determination of net sales and illustrates the spending levels incurred to secure such sales. Promotional and other allowances constitute a material portion of our marketing activities.

HANSEN NATURAL CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

As of December 31, 2007 and 2006

(In Thousands, Except Share Amounts) (Unaudited)
	2007	2006
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$ 12,440	$ 35,129
Short-term investments	63,125	101,667
Accounts receivable, net	81,497	54,624
Inventories	98,140	77,013
Prepaid expenses and other current assets	3,755	771
Deferred income taxes	11,192	5,953
Total current assets	270,149	275,157

INVESTMENTS	227,085	-
PROPERTY AND EQUIPMENT, net	8,567	5,565
DEFERRED INCOME TAXES	14,006	5,001
INTANGIBLES, net	24,066	21,202
OTHER ASSETS	730	1,447
	$ 544,603	$ 308,372

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
Accounts payable	$ 56,766	$ 34,362
Accrued liabilities	8,916	9,465
Accrued distributor terminations	4,312	7,024
Customer deposit liabilities	103	3,324
Accrued compensation	5,827	4,378
Current portion of debt	663	299
Income taxes payable	6,294	3,991
Total current liabilities	82,881	62,843

LONG-TERM DEBT, less current portion	-	4
DEFERRED REVENUE	39,555	20,441

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY:
Common stock - $0.005 par value; 120,000,000 shares authorized; 95,848,711 shares issued and 93,191,191 outstanding as of December 31, 2007; 92,713,212 shares issued and 90,059,424 outstanding as of December 31, 2006	479	464
Additional paid-in capital	96,749	48,892
Retained earnings	353,648	204,242
Accumulated other comprehensive loss	(47)	-
Common stock in treasury, at cost; 2,657,520 and 2,654,088 shares as of December 31, 2007 and 2006, respectively	(28,662)	(28,514)
Total stockholders' equity	422,167	225,084
	$ 544,603	$ 308,372